6698156-v3\GESDMS

Exhibit 10.2
6698156-v3\GESDMS
Elanco Animal Health, Inc.
Directors' Deferral Plan
Form of Annual Deferred Stock Award Agreement
This annual deferred stock award has been granted on [___________] (“Grant Date”) by Elanco Animal Health, Inc., an Indiana corporation (“Elanco” or the “Company”), to the Director who has received this agreement.
Number of Shares:     [________]

Vesting Date:     100% on Grant Date

i
6698156-v3\GESDMS
Table of Contents
Section 1.    Grant of Annual Deferred Stock Award    1
Section 2.    Vesting and Deferral    1
Section 3.    Distribution    1
Section 4.    Rights of the Director    1
Section 5.    Taxes    1
Section 6.    Capitalization Adjustments    2
Section 7.    Section 409A Compliance    2
Section 8.    Miscellaneous Provisions    3

6698156-v3\GESDMS

Section 1.	Grant of Annual Deferred Stock Award
Elanco has granted to the Director who has received this Award Agreement an annual deferred share allocation award (the “Deferred Stock Award”) with respect to the number of shares of Elanco Common Stock (the “Shares”) set forth on page 1 of this document, pursuant to and subject to the terms and conditions set forth in the Elanco Animal Health, Inc. Directors’ Deferral Plan, as may be amended from time to time (the “Plan”), and to the terms and conditions set forth in this document (the “Award Agreement”). This Deferred Stock Award represents a grant of Shares as contemplated under Section 5(c) of the Plan. In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern.
Any capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.

Section 2.	Vesting and Deferral
The Deferred Stock Award shall be fully vested on the Grant Date and settlement of the Shares subject to the Deferred Stock Award shall be deferred automatically pursuant to Section 5(c) of the Plan and credited to the Director's Deferred Stock Account maintained by the Company.

Section 3.	Distribution

a.
Except as otherwise set forth in the Plan, the Deferred Stock Award shall be distributed in a single lump sum on the earlier of the Director's Separation from Service and the Director's death in accordance within the payment periods specified in the Plan.

b.	Except as otherwise provided in Section 6(b) and Section 6(f) of the Plan, the Deferred Stock Award shall be distributed in whole Shares.
Section 4.Rights of the Director

a.
Except as otherwise set forth in Section 4(b) below, the Director shall have no rights as a shareholder of the Company with respect to any Shares subject to the Deferred Stock Award until the Shares are actually issued or transferred to the Director and held of record by the Director on the books of the Company.

b.	If cash dividends are paid on Company Shares, dividend equivalents, in the form of Shares, shall be credited to the Director in accordance with the provisions of Section 5(e) of the Plan.

c.
Neither this Award Agreement nor any action in accordance with this Award Agreement shall be construed to create a trust of any kind. The right of the Director to receive payments of cash or Shares pursuant to this Award Agreement shall be an unsecured claim against the general assets of the Company.

Section 5.Taxes
The Director acknowledges that the Director will consult with his or her personal tax advisor regarding any income tax, social security contributions, payroll taxes or other tax-related items (“Taxes”) that arise in connection with the Deferred Stock Award, including, for the avoidance of doubt, the receipt of any dividends and/or dividend equivalent rights. The Director is relying solely on such advisor and is not relying in any part on any statement or representation of the Company or any of its agents. The Company shall not be responsible for withholding any applicable Taxes, unless required by applicable law. The Company may take such action as it deems appropriate to ensure that all Taxes, which are the Director’s sole and absolute responsibility, are withheld or collected from the Director, if and to the extent required by applicable law. In this regard, the Company will have the power and the right to require the Director to remit to the Company, the amount necessary to satisfy any Taxes that are legally required to be paid by the Director in connection with the Deferred Stock Award. Notwithstanding the foregoing, unless otherwise determined by the Board of Directors, any obligation to withhold Taxes from the Director shall be satisfied by the Company by withholding from the Shares to be issued upon settlement of the Deferred Stock Award or any dividend equivalent right a number of Shares having a fair market value on the date that the withholding obligations for the Taxes is determined equal to the amount of the Taxes required to be withheld, calculated at rates, including rates of up to the maximum individual tax rate for the tax jurisdiction applicable to the Director, that would not result in adverse accounting consequences, as determined by the Company in its sole discretion. The Company may refuse to settle the Deferred Stock Award if the Director fails to comply with his or her obligations for Taxes described in this Section 5.

Section 6.	Capitalization Adjustments
In the event of a capitalization event described in Section 5(f) of the Plan, the Shares subject to the Deferred Stock Award shall be subject to adjustment as provided in Section 5(f) of the Plan.

Section 7.	Section 409A Compliance
To the extent applicable, it is intended that this Deferred Stock Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Deferred Stock Award shall be interpreted and applied by the Board of Directors in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A. Notwithstanding any provision of the Plan to the contrary, the Board may, but shall not be obligated to, adopt such amendments to the Plan and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Director, that the Board of Directors determines are necessary or appropriate to ensure that the Deferred Stock Award complies with the requirements of Section 409A and related U.S. Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A if compliance is not practical. Nothing in the Plan or in the Award Agreement shall provide a basis for any person to take any action against the Company or any affiliate based on matters covered by Section 409A, including the tax treatment of the Deferred Stock Awards, and neither the Company nor any affiliate will have any liability under any circumstances to the Director or any other party if the Deferred Stock Award that is intended to be compliant with Section 409A is not compliant or for any action taken by the Board of Directors with respect thereto.

Section 8.	Miscellaneous Provisions

a.
The Director may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, which may affect the Director’s ability to directly or indirectly, for the Director or for a third party, acquire or sell, or attempt to sell, or otherwise dispose of Shares under the Plan during such times as the Director is considered to have “inside information” regarding the Company (as determined under the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Director acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Director should consult with his or her personal legal advisor on this matter.

b.
If the Director has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

c.
If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan. The section headings in this Award Agreement are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.

d.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Director's participation in the Plan or the Director's acquisition or sale of the underlying Shares. The Director should consult with his or her own personal tax, legal and financial advisors regarding the Director's participation in the Plan before taking any action related to the Plan.

e.	The Company may, in its sole discretion, deliver any documents related to the Deferred Stock Award by electronic means or request the Director’s consent to participate in the Plan by electronic means.

The Director hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party vendor designated by the Company.

f.
Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Director at the Director’s last address reflected on the Company’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Director is no longer a member of the Board of Directors, shall be deemed to have been duly given by the Company when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

g.
The Deferred Stock Award and all rights of the Director under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Director agrees to be bound by the terms of the Plan and this Award Agreement. The Director acknowledges having read and understood the Plan and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board of Directors do not (and shall not be deemed to) create any rights in the Director unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board of Directors so conferred by appropriate action of the Board of Directors under the Plan after the date hereof.

h.
This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 15 of the Plan. Such amendment must be in writing and signed by the Company. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Director hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

i.	This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

j.
The Company reserves the right to impose other requirements on the Director’s participation in the Plan, on the Deferred Stock Award and on any Shares acquired under the Deferred Stock Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in Indianapolis, Indiana, by its proper officer.
ELANCO ANIMAL HEALTH, INC.

By:
Jeffrey N. Simmons
President, Chief Executive Officer and Director